EXHIBIT 99.1

                                                            [Directv Group logo]

CONTACT:   BOB MARSOCCI
           310-964-4656

            DIRECTV TO ACQUIRE ASSETS OF PEGASUS SATELLITE TELEVISION

               AGREEMENT WILL ENHANCE COMPETITION IN RURAL AMERICA

           EL SEGUNDO, CALIF., AUG. 2, 2004 - The DIRECTV Group, Inc. (NYSE:
DTV) today announced an agreement with Pegasus Satellite Television, Inc., and related entities (Pegasus) for DIRECTV to purchase the primary direct broadcast satellite assets of Pegasus, including rights to all DIRECTV subscribers activated through Pegasus. DIRECTV will pay $875 million in cash, subject to certain adjustments. The payment reflects full satisfaction and the dismissal of all claims between the parties, including the $63 million judgment entered in May in favor of DIRECTV against Pegasus. Taking into account this judgment, the aggregate purchase price is approximately $938 million.

           The agreement has been approved by the creditors' committee in Pegasus' Chapter 11 proceedings. The transaction is expected to be completed within the next four to six weeks, subject to the approval of the U.S. Bankruptcy Court in Portland, Maine, and to applicable antitrust filings and approvals. DIRECTV expects that the bankruptcy court hearing to approve the transaction will be held in late August. DIRECTV also expects to complete the migration of Pegasus customers to DIRECTV within 30 to 45 days thereafter. Pegasus had approximately 1.08 million customers as of June 1, 2004.

           Pegasus Satellite Communications, Inc., and certain of its subsidiaries, including Pegasus Satellite Television, Inc., filed a voluntary petition for relief under Chapter 11 of the U.S. bankruptcy code on June 2, 2004.

                                     -MORE-

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DIRECTV TO ACQUIRE PEGASUS ASSETS
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           Chase Carey, president and CEO of The DIRECTV Group, said, "This agreement gives DIRECTV a true ability to reach every home in America. DIRECTV will have unencumbered access to an additional 10 million households and will be able to offer consumers in those rural markets the full benefits of DIRECTV(R) programming, pricing and service. The number of subscribers to DIRECTV services in rural areas has steadily declined in the last few years and this will enable us to reverse that trend and grow our subscriber base in these areas going forward. This transaction also has significant financial benefits including significant increased short-term cash flow and long-term value from both increased subscribers and cash flow."

                  DIRECTV and Pegasus have agreed to work together upon close of the transaction to ensure a seamless migration of Pegasus customers to DIRECTV, and DIRECTV customers in Pegasus territories will continue to receive uninterrupted service during this transition process. "The transition will be seamless and there will be communications with Pegasus customers to provide them with information about this transaction, as well as the planned migration process," said Carey.

           Pegasus provides DIRECTV programming to rural areas in 41 states nationwide.

           This release may contain certain statements that we believe are, or may be considered to be, "forward looking statements" within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by use of statements that include phrases such as "believe," "expect," "anticipate" or other similar words or phrases. Similarly, statements relating to future events also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements due to various factors, including the outcome of any appeal which might be filed, other litigation which might be initiated or regulatory factors. More detailed information on the matters referred to in this release, including litigation and other potential factors which could affect the rights or obligations of DIRECTV, Inc., is contained in the filings of The DIRECTV Group, Inc. and DIRECTV Holdings LLC with the U.S. Securities and Exchange Commission.

           The DIRECTV Group, Inc. (NYSE: DTV) is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services, and global video and data broadcasting. The DIRECTV Group is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation Ltd.

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